SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 1 TO
FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it is amending its notification of registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such amendment to its notification of registration submits the following information:

Name:  Cortina Funds, Inc.

Address of Principal Business Office:

825 North Jefferson Street

Suite 400

Milwaukee, Wisconsin 53202

Telephone Number (including area code):  (414) 225-7399

Name and Address of Agent for Service of Process:

Lori K. Hoch

825 North Jefferson Street

Suite 400

Milwaukee, Wisconsin 53202

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES  [✓]  NO  [ ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amended notification of registration to be duly signed on its behalf in the city of Milwaukee and State of Wisconsin on the 22nd day of July, 2011.

CORTINA FUNDS, INC.

By:

/s/ Ryan T. Davies

Ryan T. Davies

President

Attest:

/s/ Thomas J. Eck

Name:  Thomas J. Eck

Title:  Treasurer